Exhibit 99.1

News

For Immediate Release	Contact: Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS THIRD QUARTER RESULTS

November 18, 2009, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $17.7 million, or $0.32 per diluted share, for the third quarter of 2009. These results included a charge of $11.7 million pre-tax ($6.9 million post-tax), or $0.13 per diluted share, to establish a reserve in connection with the proposed settlement of a legal claim. The settlement, which is subject to court approval, resolves wage and hour job classification claims.

For the third quarter of 2008, the Company reported net income of $28.2 million, or $0.48 per diluted share. These results included post-tax expense of $0.5 million, or $0.01 per diluted share, related to the closing of the Company’s Greenville, South Carolina, club. Results for the third quarter of 2008 also reflected a number of unplanned income and expense items which resulted in a net benefit of approximately $0.10 per diluted share. These items included gasoline income which exceeded plan by approximately $0.17 per share, due primarily to unprecedented market conditions which resulted in unusually strong gasoline sales and profits. Unplanned expenses related to severance costs and an adjustment to the Company’s reserve for state sales tax audits were worth approximately $0.04 per share in total. In addition, expenses for higher than planned bonus accruals, triggered by earnings that were above plan, were worth approximately $0.03 per diluted share.

For the first nine months of 2009, net income was $77.1 million, or $1.41 per diluted share. These results included the third quarter charge, as mentioned above. For the first nine months of 2008, the Company reported net income of $81.9 million, or $1.38 per diluted share. Results for the first nine months of 2008 included the club closing expense and unusual income and expense items from the third quarter, as mentioned above, and income of $0.03 per share related to state income tax audit settlements recorded during the second quarter.

Net sales for the third quarter ended October 31, 2009, increased by 2.0% to $2.45 billion from $2.40 billion. For the first nine months of fiscal 2009, net sales decreased by 1.2% to $7.22 billion from $7.30 billion.

Comparable club sales for the third quarter and nine-month period were as follows:

	Three Months Ended October 31,	Nine Months Ended October 31,
	2009	2009
Merchandise comparable club sales	3.9%	4.7%

Impact of gasoline sales	(6.4%)	(8.8%)

Comparable club sales	(2.5%)	(4.1%)

-More-

BJ’s Wholesale Club

November 18, 2009

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. As of the end of the third quarter of 2009, the Company operated 184 clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Calls on Third Quarter and Fiscal Year-End Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the third quarter financial results and management’s outlook for the rest of the year today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures), visit www.bjsinvestor.com/events.cfm. An archive of the webcast will be available for approximately 90 days following the call.

On Wednesday, March 3, 2010, BJ’s management plans to report the Company’s results for the fourth quarter and fiscal year ending on January 30, 2010.

Additional Information

Supplemental financial information, including detailed sales information for the third quarter and earnings guidance for the fourth quarter and full year, 2009, which historically has been provided during the Company’s third quarter earnings conference call, is available on the Form 8-K, submitted by the Company today to the SEC. To access this information, visit www.bjsinvestor.com/sec.cfm.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Net sales	$2,450,435	$2,402,644	$7,216,043	$7,300,152
Membership fees	45,949	44,513	135,591	132,875
Other revenues	12,674	11,784	37,529	36,350

Total revenues	2,509,058	2,458,941	7,389,163	7,469,377

Cost of sales, including buying and occupancy costs	2,245,068	2,202,440	6,598,473	6,735,831
Selling, general and administrative expenses	231,608	207,472	652,415	596,795
Preopening expenses	1,954	1,016	7,316	1,677

Operating income	30,428	48,013	130,959	135,074
Interest income (expense), net	(125)	188	(376)	793

Income from continuing operations before income taxes	30,303	48,201	130,583	135,867
Provision for income taxes	12,529	19,181	53,214	52,854

Income from continuing operations	17,774	29,020	77,369	83,013
Loss from discontinued operations, net of income taxes	(104)	(776)	(298)	(1,089)

Net income	$17,670	$28,244	$77,071	$81,924

Basic earnings per common share:
Income from continuing operations	$0.33	$0.50	$1.44	$1.42
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net income	$0.33	$0.49	$1.44	$1.40

Diluted earnings per common share:
Income from continuing operations	$0.32	$0.49	$1.42	$1.40
Loss from discontinued operations	—	(0.01)	(0.01)	(0.02)

Net income	$0.32	$0.48	$1.41	$1.38

Number of common shares for earnings per share computations:
Basic	53,756,055	57,786,650	53,645,880	58,441,759
Diluted	54,794,276	58,749,554	54,633,062	59,417,655

BJ’s clubs in operation - end of period	184	177

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	October 31, 2009	November 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$55,066	$52,831
Accounts receivable	125,644	102,145
Merchandise inventories	971,868	977,995
Current deferred income taxes	12,820	29,211
Prepaid expenses	43,378	29,749

Total current assets	1,208,776	1,191,931
Property, net of depreciation	949,889	880,886
Deferred income taxes	5,511	3,894
Other assets	26,574	22,676

TOTAL ASSETS	$2,190,750	$2,099,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$597	$557
Accounts payable	713,388	666,835
Closed store lease obligations	1,727	2,639
Accrued expenses and other current liabilities	318,795	307,442

Total current liabilities	1,034,507	977,473
Long-term debt, less portion due within one year	696	1,293
Noncurrent closed store lease obligations	8,575	9,206
Other noncurrent liabilities	112,103	115,710
Stockholders’ equity	1,034,869	995,705

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,190,750	$2,099,387

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	October 31, 2009	November 1, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$77,071	$81,924
Provision for club closing costs	274	1,101
Depreciation and amortization	83,264	80,193
Share-based compensation expense	16,201	14,423
Deferred income taxes	3,638	(2,444)
(Increase) decrease in merchandise inventories, net of accounts payable	12,618	(51,379)
Decrease in closed store lease obligations	(1,220)	(1,657)
Other	781	2,033

Net cash provided by operating activities	192,627	124,194

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(131,181)	(90,714)
Property disposals	—	8,605
Purchase of marketable securities	(436)	(245)
Sale of marketable securities	31	349

Net cash used in investing activities	(131,586)	(82,005)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	1,036	3,276
Purchase of treasury stock	(70,391)	(113,190)
Proceeds from issuance of common stock	12,645	23,636
Repayment of long-term debt	(422)	(394)

Net cash used in financing activities	(57,132)	(86,672)

Net increase (decrease) in cash and cash equivalents	$3,909	$(44,483)